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                                                                 EXHIBIT 10.9(b)

                                 THIRD AMENDMENT
                                     OF THE
                      HOUSEHOLD INTERNATIONAL NON-QUALIFIED
                           DEFERRED COMPENSATION PLAN

          WHEREAS, Household International, Inc. (the "Company") maintains the Household International Non-Qualified Deferred Compensation Plan (the "Plan"); and

          WHEREAS, the Plan has been amended and further amendment of the Plan is now considered desirable;

          NOW, THEREFORE, pursuant to the power reserved to the Compensation Committee of the Company under Section 17 of the Plan and resolutions adopted by the Board of Directors of the Company on November 12, 2002, the Plan be and is amended, effective as of March 28, 2003, by substituting the following for
Section 7 of the Plan:

               "Section 7. Investment. Each deferred compensation account will be credited with earnings and/or losses from the date on which deferred compensation would initially have been payable until the date of payment. Any amounts that are deferred after March 28, 2003 will be deemed invested in Fund B, the Treasury Fund. This Fund B shall be credited with interest at a rate equal to the United States five-year treasury rate plus HFC's borrowing spread over that rate on the first day of each calendar quarter with interest compounded quarterly. Prior to March 28, 2003, a participant could elect to have his deferred compensation account be a deemed investment in either Fund A or Fund
          B. Fund A was known as the Household International, Inc. Common Stock Fund and the value of this Fund A was measured by Household International, Inc. common shares, but the value of Fund A is now measured by HSBC Holdings plc ordinary shares and is known as the Company Stock Fund. Deferred compensation accounts that were invested in Fund A, the Company Stock Fund, can remain so invested but any future dividends on Company Stock attributable to that Fund A will be invested in Fund B.

               "The participant can change his or her investment election as to the amount already credited to his account from Fund A to Fund B, but not vice versa, on a quarterly basis by filing an appropriate election form with the Committee prior to the first day of the quarter in which the election is to be effective. There is no guarantee a participant's deferred compensation account invested in Fund A will increase; amounts may decrease based on the performance of Fund A."

                                               HOUSEHOLD INTERNATIONAL, INC.


                                               By
                                                  ------------------------------
                                                  George A. Lorch
                                                  Chair, Compensation Committee
                                                  Dated: May 5, 2003


ATTEST:


------------------------
Kenneth H. Robin
Secretary

(CORPORATE SEAL)